EXHIBIT 10.23

RETIREMENT TRANSITION AGREEMENT

     This RETIREMENT TRANSITION AGREEMENT (hereinafter “this Agreement”) is entered into by and between Trinity Industries, Inc., a Delaware corporation (hereinafter “Trinity”), and Jim S. Ivy (hereinafter “Ivy”), effective this 14th day of December 2004. Trinity and Ivy are collectively hereinafter referred to as “the Parties.”

RECITALS

     WHEREAS, during late 2003, Ivy notified Trinity of his intent to begin a gradual transition towards a 2008 retirement;

     WHEREAS, as part of Trinity’s longstanding succession plan, the Parties agreed to begin Ivy’s phased retirement transition on January 1, 2005;

     WHEREAS, in mid-March 2005, Ivy will relinquish his executive position as Senior Vice President and Chief Financial Officer and assume a non-executive role as Assistant to the Chief Executive Officer;

     WHEREAS, Trinity recognizes Ivy has certain knowledge, skills and business acumen that will be beneficial for a variety of special projects, business development and investment community communication;

     WHEREAS, Trinity desires to assure itself of the services of Ivy for the period provided in this Agreement, and Ivy desires to serve in the employ of Trinity on the terms and conditions hereinafter provided; and,

     WHEREAS, in order to induce Ivy to faithfully and diligently perform his duties and transfer his business knowledge to others at Trinity during his retirement transition, Trinity has agreed to provide Ivy certain compensation and management arrangements as set forth in this Agreement;

     WHEREAS, the Parties also desire to settle fully and finally, in the manner set forth herein, all differences between them which have arisen, or which may arise, prior to, or at the time of, the execution of this Agreement, including any and all claims and controversies arising out of the employment relationship between Ivy and Trinity prior to the effective date of this Agreement.

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AGREEMENT

     NOW, THEREFORE, in consideration of the Recitals and the mutual promises, covenants, and agreements set forth in this Agreement, the Parties promise and agree as follows:

ARTICLE 1

     1.1 Employment. Trinity hereby employs Ivy, and Ivy hereby accepts employment by Trinity, for the period and upon the terms and conditions contained in this Agreement.

     1.2 Term. Subject to the provisions hereof, the term of this Agreement shall commence on the effective date and shall end on June 30, 2008, at which time Ivy’s retirement shall commence and this Agreement shall terminate.

     1.3 Early Termination. This Agreement and the payments hereunder shall terminate on the date Ivy breaches this Agreement or upon his death; however, the Parties acknowledge the effect of such breach or death on any outstanding stock options or stock awards held by Ivy will be resolved by the express language, terms and conditions of the plan(s) under which they were granted or awarded pursuant to Articles 1.9 and 1.10 of this Agreement.

     1.4 Position and Duties.

          (a) Position. During the period January 1, 2005 through March 31, 2005, Ivy will continue in his current executive position as Senior Vice President and Chief Financial Officer of Trinity. Effective mid-March, Ivy will begin his gradual retirement transition serving Trinity in a reduced non-executive capacity as Assistant to the Chief Executive Officer, reporting to the Chief Executive Officer of Trinity, with duties and responsibilities, as well as administrative office support, that are appropriate to such position and as shall be determined from time-to-time by the Chief Executive Officer of Trinity.

          (b) Duties. Ivy’s duties as Assistant to the Chief Executive Officer shall include those matters determined by Trinity’s Chief Executive Officer which may include: (i) communications with the investment community; (ii) business development; and, (iii) any other special projects or other duties which the Parties agree are typical of such position (collectively hereinafter “Special Projects”).

     1.5 Commitment and Compensation.

          Through the term of this Agreement, Ivy shall devote sufficient business time as set forth hereinafter as commitment, and shall use his best efforts in, the performance of his Special Projects hereunder and Trinity agrees to compensate Ivy on a reduced schedule as set forth hereinafter. Prior to Trinity declaring Ivy in breach of this Agreement for failure to meet any “commitment” contained herein, Trinity will give Ivy written notice and an opportunity to cure.

          (a) January 1, 2005 through April 30, 2005. For the period January 1, through April 30, 2005, Trinity agrees to pay Ivy his current base rate of pay in exchange for

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Ivy’s commitment to make himself available to Trinity for Special Projects on a regular, full-time basis.

          (b) May 1, 2005 through September 30, 2005. For the period May 1, 2005 through September 30, 2005, Trinity shall pay Ivy the semi-monthly rate of Ten Thousand and No/100ths Dollars ($10,000.00) (60% of his 2005 base rate) in exchange for Ivy’s commitment to make himself available to Trinity for Special Projects for 36 days per quarter, equally apportioned over each month unless the Parties agree otherwise.

          (c) October 1, 2005 through December 31, 2005. For the period October 1, 2005 through December 31, 2005, Trinity shall pay Ivy the semi-monthly of Six Thousand Six Hundred Sixty Six and 67/100ths Dollars ($6,666.67) (40% of his 2005 base rate) in exchange for Ivy’s commitment to make himself available to Trinity for Special Projects for 24 days, equally apportioned over each month unless the Parties agree otherwise.

          (d) January 1, 2006 through December 31, 2006. For the period January 1, 2006 through December 31, 2006, Trinity shall pay Ivy the semi-monthly rate of Three Thousand Three Hundred Thirty Three and 34/100ths Dollars ($3,333.34) (20% of his 2005 base rate) in exchange for Ivy’s commitment to make himself available to Trinity for Special Projects for 50 days, equally apportioned over each month unless the Parties agree otherwise.

          (e) January 1, 2007 through December 31, 2007. For the period January 1, 2007 through December 31, 2007, Trinity shall pay Ivy the semi-monthly of One Thousand Six Hundred Sixty Six and 67/100ths Dollars ($1,666.67) (10% of his 2005 base rate) in exchange for Ivy’s commitment to make himself available to Trinity for Special Projects “as needed”; provided, however, any work on an “as needed” basis will be by the mutual agreement of the Parties.

          (f) January 1, 2008 through June 30, , 2008. For the period December 1, 2008 through June 30, 2008, Trinity shall pay Ivy the semi-monthly rate of Nine Hundred Eight Five and 84/100ths Dollars ($985.84) (5+% of his 2005 base rate) in exchange Ivy’s commitment to make himself available to Trinity for Special Projects “as needed”; provided, however, any work on an “as needed” basis will be by the mutual agreement of the Parties.

     1.6 Additional Per Diem Compensation. If, at the direction of Trinity’s Chief Executive Officer, Ivy performs work for Trinity in excess of the stipulated availability commitments contained in Article 1.5 (a-d), or work performed “as needed” in Article 1.5 (e-f), Trinity agrees to pay Ivy the gross sum of One Thousand Six Hundred and No/100ths Dollars ($1,600.00) per day.

     1.7 Employee Benefits. During 2005, Ivy will continue to be eligible for executive benefits, including participation in the Executive Perquisite Program dated January 1, 2004, the Calendar Year 2005 Incentive Compensation Program, and the 2005 Deferred Compensation Plan, as well as standard employee benefits, but excluding vacation pay. Beginning in 2006 and continuing through the remainder of the term of this Agreement, Ivy will only be eligible to participate in the health and retirement plans of Trinity. Ivy acknowledges and agrees employee

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benefits provided by these plans may be added, discontinued, amended or modified during the term of this Agreement at the sole discretion of Trinity.

     1.8 Travel and Other Business Expenses. Trinity agrees to reimburse Ivy customary and reasonable travel expenses and other business expenses for like executives directly attributable to the performance of the Special Projects work under this Agreement, pursuant to Trinity Operating Procedure No. B-11.

     1.9 Incentive Stock Option Grants and Non-Qualified Stock Option Grants (“ISO’s and NQSO’s”). The Parties acknowledge and agree the ISO’s and NQSO’s granted to Ivy will be governed by the express language, terms and conditions of the plan(s) under which they were granted, and the Parties agree nothing contained in this Agreement is intended to modify or in any way whatsoever change the ISO’s and NQSO’s. From time to time during the term of this Agreement, Ivy and Trinity may agree to modify an option agreement in order that an ISO may be converted to a NQSO, and Trinity agrees it will not unreasonably deny such a request. Exhibit A, attached hereto, sets forth a listing of all ISO’s and NQSO’s granted to Ivy as of the effective date of this Agreement. The Parties acknowledge and agree that there is no intention by Trinity to grant any additional ISO’s or NQSO’s to Ivy during the term of this Agreement; however, Trinity may make such a grant in recognition of special circumstances.

     1.10 Restricted Stock Awards (“RSA’s”) and Restricted Stock Unit Awards (“RSUA’s”). The Parties acknowledge and agree the RSA’s and RSUA’s awarded to Ivy will be governed by the express language, terms and conditions of the plan(s) under which they were awarded, and the Parties agree nothing contained in this Agreement is intended to modify or in any way whatsoever change the RSA’s or RSUA’s. Exhibit B, attached hereto, sets forth a listing of all RSA’s and RSUA’s awarded to Ivy as of the effective date of this Agreement. The Parties acknowledge and agree that there is no intention by Trinity to award any additional RSA’s or RSUA’s to Ivy during the term of this Agreement; however, Trinity may make such an award in recognition of special circumstances.

ARTICLE 2

Confidentiality and Injunctive Relief.

     2.1 Confidential Information. During the term of this Agreement, Ivy will continue to be privy to confidential information and trade secrets of Trinity (“the Confidential Information”), including, but not limited to: (a) information regarding Trinity’s customers; (b) information regarding Trinity’s financial disposition and investments; and (b) information related to its businesses. Ivy understands, acknowledges and agrees the Confidential Information gives Trinity a competitive advantage over others who do not have such information and Trinity would be harmed if the Confidential Information were disclosed. Ivy agrees that he will hold the Confidential Information in trust and confidence for Trinity and will not: (i) use the Confidential Information for any purpose (other than for the benefit of Trinity); or (ii) disclose to any person or entity the Confidential Information (except as necessary to carry out his duties under this

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Agreement). Ivy further agrees to take reasonable steps to safeguard the Confidential Information and prevent its disclosure to unauthorized persons.

     2.2 Injunctive Relief. Ivy consents and agrees that if he were to violate Article 2.1, Trinity would sustain irreparable harm and, therefore, in addition to any other remedies that Trinity may have under this Agreement or otherwise, and notwithstanding the provisions of Article 4.4 below, Trinity shall be entitled to apply to any court of competent jurisdiction for an injunction restraining Ivy or any other party from committing or continuing any such violation of this Agreement.

ARTICLE 3

General Release, Covenant Not to Sue and No Admission of Liability

     3.1 General Release. In exchange for Trinity’s agreement to provide Ivy the employment, compensation and other consideration described in Article 1 of his Agreement, Ivy hereby IRREVOCABLY AND UNCONDITIONALLY RELEASES, ACQUITS, AND FOREVER DISCHARGES, for himself, his heirs, executors, administrators, legal representatives and assigns, Trinity and its current and former subsidiaries, parents, affiliates, successors, assigns, directors, officers, shareholders, employees, supervisors, attorneys, agents and representatives (“the Released Parties”), from any and all claims, complaints, grievances, liabilities, obligations, promises, agreements, damages, causes of action, rights, debts, demands, controversies, costs, losses, interest, and expenses (including attorneys’ fees and expenses) whatsoever, other than any arising under this Agreement, and demands of every kind or nature whatsoever which he now has or may have or assert, growing out of or pertaining to, any transactions, dealings, employment, conduct, acts or omissions, or other matters or things arising from Ivy’s relationship with Trinity occurring or existing at any time on or prior to the date of this Agreement. To the extent allowed by law, Ivy waives any and all rights and claims which he has or may have against Trinity under the Age Discrimination in Employment Act of 1967, as amended, Title VII of the Civil Rights Act of 1964, as amended, the American with Disabilities Act, as amended, the Texas Commission on Human Rights Act, or any other state, municipal or federal statutes, regulations or executive orders, including any and all causes of action recognized at common law and/or public policy of the United States of America and/or the State of Texas.

     3.2 Covenant Not to Sue. Except for any actions necessary to enforce this Agreement, Ivy hereby warrants and promises neither Ivy nor any agent or legal representative of Ivy has filed, or will file or initiate, a lawsuit against Trinity or the Released Parties in any federal, state or local forum as to any claim or dispute released under this Agreement. If Ivy or anyone acting on his behalf, including any federal, state, county or municipal agency or entity, files any administrative claim or charge pertaining to Ivy’s employment with Trinity or relating to any claim released under this Agreement, Ivy hereby agrees to disclaim and waive any claim for damages of any nature, including wages, compensatory and punitive damages, and attorneys’ fees, costs and expenses.

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     3.3 No Admission of Liability. Ivy does hereby acknowledge and promise that, although there is included in the foregoing the full, complete and final settlement and satisfaction of all claims, demands and charges of every nature growing out of those matters involved in each and every aspect of his employment relationship with Trinity, these facts shall in no manner be deemed an admission, finding or indication — for any purpose whatsoever — that Trinity or the Released Parties have, at any time (including the present) or in any respect, contrary to law or to the rights of any person, violated the rights of Ivy or any other person.

ARTICLE 4

Miscellaneous

     4.1 Amendment Waiver. This Agreement may be amended, modified, superseded or canceled, and any of the terms, provisions, covenants or conditions hereof may be waived, only by a written instrument executed by the Parties hereto, or, in the case of a waiver, by the party waiving compliance. The failure of any party to this Agreement at any time or times to require performance of any provision hereof shall in no manner affect the right to enforce the same. No waiver by any party to this Agreement of any condition contained in this Agreement, or of the breach of any term, provision or covenant contained in this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such condition or breach, or as a waiver of any other condition or of the breach of any other term, provision or covenant.

     4.2 Governing Law and Severability. Ivy acknowledges and agrees the terms and conditions of this Agreement are contractual and not a mere recital. Ivy further agrees and acknowledges that the validity and/or enforceability of this Agreement will be governed by the laws of the State of Texas, unless preempted by federal law, and that if any provision contained herein should be determined by any court or administrative agency to be illegal, invalid, unenforceable, or otherwise contrary to public policy, the validity and enforceability of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.

     4.3 Entire Agreement. This Agreement contains the entire understanding between the Parties hereto with respect to Ivy’s employment, and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, except as herein contained, which shall be deemed terminated effective immediately.

     4.4 Dispute Resolution. Any dispute, controversy or claim arising out of or in relation to or connection to this Agreement, including, without limitation, any dispute as to the construction, validity, interpretation, enforceability or breach of this Agreement, shall be exclusively and finally settled by binding arbitration in accordance with the then current Arbitration Rules of the American Arbitration Association, and any party may submit such dispute, controversy or claim to arbitration. Each party may elect one arbitrator and the Parties shall mutually select a third arbitrator, and all three arbitrators shall determine the dispute,

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controversy or claim by a majority vote. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. §§ 1-16 to the exclusion of any provision of state law inconsistent therewith or which would produce a different result, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction. The arbitration shall be held in Dallas, Texas.

     4.5 Voluntary Consent. By signing this Agreement, Ivy acknowledges: (a) he has read this Agreement and fully understands its terms and their import; (b) any and all questions regarding the terms of this Agreement have been asked and answered to his complete satisfaction; (c) he has had at least 21 days to consider the terms and effects of this Agreement (“the Consideration Period”) and has either considered it for that period of time or has knowingly and voluntarily waived his right to do so; (d) he may revoke this Agreement by sending written notice to TIMOTHY R. WALLACE, CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER, TRINITY INDUSTRIES, INC., 2525 Stemmons Freeway, Dallas, Texas 75207, so as to be received within seven (7) days of Ivy’s signing of this Agreement (“Revocation Period”); (e) the receipt of the consideration described in this Agreement is expressly conditioned on his signing of this Agreement and the expiration of the mandatory Revocation Period, without revocation by Ivy; (f) he has been given the opportunity to consult with an attorney of his own choosing regarding the terms of this Agreement and encouraged to do so; and, (g) he is entering into this Agreement voluntarily, of his own free will, and without any coercion, undue influence, threat, or intimidation of any kind or type whatsoever.

     NOW, THEREFORE, intending to be legally bound hereby, Ivy signs this Agreement on this 3rd day of March, 2005.

JIM S. IVY

/s/ Jim S. Ivy
Jim S. Ivy

     NOW, THEREFORE, intending to be legally bound hereby, Timothy R. Wallace executes this Agreement on behalf of Trinity Industries, Inc. this 3rd day of March, 2005.

TRINITY INDUSTRIES, INC.

by:	/s/ Timothy R. Wallace
Timothy R. Wallace,
its Chairman, President and CEO,
on behalf of said corporation.

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